SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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SYNTHEMED, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SYNTHEMED, INC.
200 Middlesex Essex Turnpike, Suite 210
Iselin, New Jersey 08830

Notice of 2008 Annual Meeting of Stockholders
to be held on Friday April 25, 2008

Notice is hereby given that the Annual Meeting of Stockholders of SYNTHEMED, INC., a Delaware corporation (the “Company”), will be held at the offices of Eisner LLP, 750 Third Avenue, New York, NY 10117 on Friday, April 25, 2008, at 9:00 a.m. local time (the “Meeting”) for the following purposes:

1.	To consider and vote on the election of six directors;

2.	To ratify the appointment of Eisner LLP as the independent registered public accounting firm of the Company; and

3.	To transact such other business as may properly come before the Meeting or any adjournments thereof.

The close of business on February 25, 2008, has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting. A complete list of those stockholders will be open to examination of any stockholder, for any purpose germane to the Meeting, during ordinary business hours at the Company's offices for a period of 10 days prior to the Meeting. The stock transfer books of the Company will not be closed.

All stockholders are cordially invited to attend the Meeting. Whether or not you expect to attend, you are respectfully requested by the Board of Directors to sign, date and return the enclosed proxy promptly. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

By order of the Board of Directors,

Richard L. Franklin, MD
Chairman
Iselin, New Jersey
Dated: March 21, 2008

SYNTHEMED, INC.
200 Middlesex Essex Turnpike, Suite 210
Iselin, New Jersey 08830

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of SyntheMed, Inc., a Delaware corporation (the “Company”), for the Annual Meeting of Stockholders to be held at the offices of Eisner LLP, 750 Third Avenue, New York, New York 10117 on Friday, April 25, 2008 at 9:00 a.m., local time, and for any adjournment or adjournments thereof (the “Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Any stockholder giving such a proxy has the power to revoke it at any time before it is voted. Written notice of such revocation should be forwarded directly to the Secretary of the Company, at the above stated address. Attendance at the Meeting will not have the effect of revoking the proxy unless such written notice is given.

If the enclosed proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the directions thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no direction is specified will be voted in favor of the actions described in this Proxy Statement, for the election of the nominees set forth under the caption “Election of Directors” and for the ratification of the appointment of Eisner LLP as the independent registered public accounting firm for the Company.

The approximate date on which this Proxy Statement and the accompanying form of proxy will first be mailed or given to holders of the Company's Common Stock, par value $.001 per share (the “Common Stock”), is March 24, 2008.

The cost of solicitation of proxies will be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies by telephone or by other electronic means. Upon request, the Company will reimburse brokers, dealers, bankers and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to the beneficial owners.

Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the Meeting.

VOTING

Only holders of shares of Common Stock of record as at the close of business on the record date are entitled to vote at the Meeting. The record date for the Meeting is February 25, 2008 (the “Record Date”). On the Record Date there were issued and outstanding 87,621,108 shares of Common Stock. Each outstanding share of Common Stock is entitled to one vote upon all matters to be acted upon at the Meeting. The presence in person or by proxy of the holders of a majority of the Common Stock outstanding on the Record Date shall constitute a quorum for the purposes of the Meeting. The stockholders vote at the Meeting by casting ballots (in person or by proxy) which will be tabulated by a person appointed by the Board before the Meeting to serve as the inspector of election at the Meeting and who has executed and verified an oath of office. Shares treated as a broker non-vote or abstention will be included in the number of shares represented for purposes of determining whether a quorum is present. Abstentions will also be counted as shares present and entitled to be voted. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matters which the broker has not expressly voted.

Required Votes

The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy and entitled to vote at the Meeting is necessary to elect the nominees as directors. Stockholders may vote “FOR” any or all nominees or may “Withhold Authority” to vote for the nominees. Abstentions and broker non-votes will have no effect on the voting outcome with respect to the election of directors.

The affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the Meeting and entitled to vote is necessary to ratify the appointment of Eisner LLP as the independent registered public accounting firm of the Company. Stockholders may vote “FOR”, “AGAINST” or “ABSTAIN” with respect to this proposal. Abstentions will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on the voting outcome of this proposal.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Information Concerning Nominees

At the Meeting, six directors will be elected by the stockholders to serve until the next Annual Meeting of Stockholders or until their successors are elected and shall qualify. Each of the nominees is currently a director of the Company. Management recommends that the persons named below be elected as directors of the Company and it is intended that the accompanying proxy will be voted for their election as directors, unless the proxy contains contrary instructions. The Company has no reason to believe that any of the nominees will not be a candidate or will be unable to serve. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the persons named in the proxy have advised that they will vote for the election of such person or persons as shall be designated by management.

The following table sets forth the names of the nominees and certain information with regard to each nominee:

Name of Nominee	Age	Director Since	Position with Company
David G. P. Allan	66	June 2003	Director
Barry R. Frankel	57	June 2003	Director
Richard L. Franklin, MD	62	December 2000	Chairman
Joerg Gruber	47	April 2007	Director
Robert P. Hickey	62	July 1996	President, CEO, CFO & Director
Walter R. Maupay, Jr	68	July 1996	Director

Nominees for Election at the Meeting

David G. P. Allan has served as a director of the Company since June 2003. Since February 1998, Mr. Allan has been Chairman & CEO of YM BioSciences, Inc., a publicly traded, Toronto-based life sciences company focused on cancer therapy. From March 1992 to January 1998, Mr. Allan served as Executive Director of Yorkton Securities Inc., an investment banking firm. From February 1987 to February 1992, Mr. Allan served as a Director of Loewen, Ondatjee McCutcheon, Inc., an investment banking firm. Mr. Allan is a director of DiaMedica, Inc., a publicly traded life sciences company focused on diabetes therapy.

Barry R. Frankel has served as a director of the Company since June 2003. Since March 1993, Mr. Frankel has served as Managing Partner of The Frankel Group, a life sciences management consulting firm. From October 1982 to February 1993, Mr. Frankel served as President of SJ Weinstein Associates, a healthcare marketing and communications firm. From October 1977 to September 1982, Mr. Frankel served in senior marketing and strategy positions at Pfizer Inc. From June 1974 to September 1977, Mr. Frankel was a life science research analyst for Citibank Investment Management Group.

Richard L. Franklin, MD, has served as Chairman of the Board of Directors of the Company since June 2003 and as a director of the Company since December 2000. Since September 2002, Dr. Franklin has been Chairman of DMS Data Systems, an internet-based information services company. From May 1996 to September 2002, Dr. Franklin had been Chief Executive of Phairson, Ltd., a medical product development company. From January 1991 to May 1996, Dr. Franklin was founder and principal of Richard Franklin & Associates and from January 1988 to December 1990, Dr. Franklin was with Boston Capital Group, both of which are consulting firms to the healthcare industry. From July 1986 to December 1987, Dr. Franklin was head of Healthcare Corporate Finance at Tucker Anthony, an investment banking firm.

Joerg Gruber co-founded Clubb Capital Limited, a London-based corporate finance and venture capital firm with a focus on healthcare, in 1995 and has acted as its Chairman since 1999. From April 1990 to June 1995, Mr. Gruber worked as an independent venture capital consultant. From November 1988 to March 1990, Mr. Gruber served as Director of Fixed Income Sales for Shearson Lehman. From March 1985 to October 1988 he was an institutional sales executive in the Fixed Income Division of Goldman Sachs in London. He is currently a director of Scandinavian Minerals Limited, a mining company listed on the Toronto Stock Exchange.

Robert P. Hickey has served as President and Chief Executive Officer of the Company since May 1996, as a director of the Company since July 1996 and as Chief Financial Officer of the Company since March 2000, From May 1999 to June 2003, Mr. Hickey served as Chairman of the Board of Directors of the Company. From May 1994 until joining the Company, Mr. Hickey was founder and president of Roberts Healthcare Resources, Inc., a company engaged in project consulting to Fortune 500 and leading edge companies in the healthcare industry. From 1975 to 1994, Mr. Hickey served in various positions at Johnson & Johnson. From 1992 to 1994, Mr. Hickey was vice president, marketing and director of Ethicon, Inc., a unit of Johnson & Johnson.

Walter R. Maupay, Jr. has served as a director of the Company since July 1996. At his retirement in 1995, Mr. Maupay was a group executive with Bristol-Myers Squibb and president of Calgon Vestal Laboratories. From May 1988 to January 1995, Mr. Maupay had been president of Calgon Vestal Laboratories, a division of Merck & Co., Inc. From 1984 to 1988, Mr. Maupay served as vice president of Calgon Vestal Laboratories. Mr. Maupay is currently a director of the following publicly traded companies: Kensey Nash Corporation and Cubist Pharmaceuticals.

General Information Concerning the Board and its Committees

The Board met five times in the fiscal year ended December 31, 2007. It is our policy that directors who stand for election at the Meeting attend the Meeting. All of the incumbent directors who are nominees for election at the Meeting attended the 2007 Annual Meeting of Stockholders.

The Delaware General Corporation Law provides that the Board, by resolution adopted by a majority of the entire Board, may designate one or more committees, each of which shall consist of one or more directors. The Board annually elects from its members the Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee. During the last fiscal year each of the directors then serving attended at least 75% of the aggregate of (1) the total number of meetings of the Board (held during the period for which he served as a director) and (2) the total number of meetings held by all committees of the Board on which he served (during the period for which he served as a director).

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for the establishment and supervision of guidelines and policies in support of the Board relating to Board composition, corporate governance and performance evaluation of the Board and management. The committee, a majority of whose members are independent within the meaning of the rules of the Nasdaq Stock Market, is composed of Mr. Maupay as Chairman and Messrs. Allan and Gruber. During fiscal 2007, the Nominating and Corporate Governance Committee did not meet separately from the Board but performed its duties in the context of Board meetings. A copy of the committee’s charter is included as Appendix A to this proxy statement. The charter is not included on our website.

Audit Committee. The Audit Committee is composed of three directors, all of whom are independent within the meaning of the rules of the Nasdaq Stock Market. The Audit Committee reviews the Company’s auditing, accounting, financial reporting and internal control functions and selects the independent registered public accounting firm. In addition, the committee monitors the non-audit services of the independent registered public accounting firm. During fiscal 2007, the Audit Committee met once. In addition, during 2007, the Chairman met with the independent registered public accounting firm to review each of our Form 10-QSB filings. The members of the Audit Committee are Mr. Allan as Chairman and Dr. Franklin. While each of the members of the Audit Committee is financially literate and has accounting and finance experience, none of such individuals is deemed a “financial expert” within the meaning of Securities and Exchange Commission regulations. Given the limited resources of the Company, and the qualifications of the existing committee members, the Board of Directors has determined not to devote resources at this time to locating a suitable “financial expert” to serve on the Audit Committee. A copy of the committee’s charter was appended to our proxy statement for our 2007 Annual Meeting of Stockholders. The charter is not included on our website. For additional information relating to the Audit Committee, see the Report of Audit Committee on page 11 of this proxy statement.

Compensation Committee. The Compensation Committee is composed of three directors, all of whom are independent within the meaning of the rules of the Nasdaq Stock Market. The Compensation Committee reviews and recommends to the Board remuneration arrangements, compensation plans and approves option grants for the Company's officers, key employees, directors and others. While executive officer salaries are predetermined based on employment agreements, in evaluating discretionary bonus compensation and merit salary adjustments for executive officers, the committee considers, among other things, performance compared to goals and objectives, competitive market data and, particularly with respect to the grant of stock options, the desired level of equity holdings. In determining compensation and performance criteria for executives other than the Chief Executive Officer, the committee considers the recommendation of the Chief Executive Officer. The committee periodically reviews and recommends approval of outside director compensation arrangements. Among the factors considered by the committee in recommending such arrangements are the number and nature of committees served, competitive market data and need to balance equity and cash compensation. The committee cannot delegate its authority to non-committee members and has not historically relied on third party consultants to assist in determination of compensation arrangements. The Compensation Committee is composed of Mr. Frankel as Chairman, Dr. Franklin and Mr. Maupay. During fiscal 2007, the Compensation Committee met four times. A copy of the committee’s charter was appended to the Company’s proxy statement for its 2007 Annual Meeting of Stockholders. The charter is not included on our website.

Director Nomination Process. The Nominating and Corporate Governance Committee is responsible for recommending to the Board those individuals it believes should be nominated for election or reelection as members of the Board. Our directors play an important role in guiding our strategic direction and overseeing the management of the Company. Board candidates are considered based upon various criteria, such as their business and professional skills and experiences, including particular experience in areas relevant to our business activities, concern for the long-term interests of the stockholders, and personal integrity and judgment. In addition, directors must have time available to devote to Board activities. Accordingly, we seek to attract and retain highly qualified directors who have sufficient time to attend to their duties and responsibilities to the Company. In determining individuals to recommend for nomination, the Committee will consider candidates recommended by stockholders, in addition to Committee-identified candidates. Stockholders wishing to recommend nominees for election at the 2009 Annual Meeting of Stockholders should provide all relevant background material for the candidate, including curriculum vitae, to the Chairman of the Committee, at our address, in advance of the date set forth herein for receipt of stockholder proposals for the 2009 Annual Meeting of Stockholders.

PRINCIPAL STOCKHOLDERS

Set forth below is information concerning the stock ownership of all persons known by the Company to own beneficially 5% or more of the outstanding shares of any class of voting securities of the Company, all directors (including nominees), the Named Executive Officers (as defined in “Executive Compensation - Summary Compensation Table”) and all directors (including nominees) and executive officers of the Company as a group, as of February 25, 2008. The address of the officers and directors (including nominees) named in the following table is c/o SyntheMed, Inc., 200 Middlesex Essex Turnpike, Suite 210, Iselin, New Jersey 08830.

Name and Address of Beneficial Owner or Number in Group	Shares of Common Stock Beneficially Owned (1)		Percent of Class
Joerg Gruber	5,624,025	(2)	6.3%

Robert P. Hickey	3,823,120	(3)	4.2%

Richard L. Franklin, MD	3,463,424	(4)	3.8%

Eli Pines, Ph.D.	2,215,358	(5)	2.5%

Walter R. Maupay	934,449	(6)	1.1%

David G. P. Allan	830,000	(7)	0.9%

Barry R. Frankel	415,200	(8)	0.5%

Marc R. Sportsman	110,000	(9)	0.1%

All executive officers and directors
as a group (8 persons)	17,415,576	(10)	17.5%

(1)
Beneficial ownership is defined in accordance with the rules of the Securities and Exchange Commission and generally means the power to vote and/or dispose of the securities regardless of any economic interest therein. In accordance with such rules, shares beneficially owned includes shares that the named person has the right to acquire upon exercise of options and warrants, or upon conversion of convertible securities, within 60 days from February 25, 2008 and does not include shares underlying such securities that may be held by such persons that are not exercisable or convertible currently or within such period or that are subject to performance-based vesting. All shares listed are beneficially owned, and sole voting and investment power is held by the persons named, except as otherwise noted.

(2)
Includes 700,000 shares of Common Stock issuable upon exercise of warrants and 65,000 shares issuable upon exercise of options held by Mr. Gruber as well as 823,000 shares and 602,025 shares underlying warrants held by Clubb Capital Limited, of which Mr. Gruber is Chairman and a director. Mr. Gruber disclaims beneficial ownership of the securities held by Clubb Capital Limited, except to the extent of his pecuniary interest therein.

(3)	Includes 3,680,000 shares of Common Stock issuable upon exercise of options.

(4)	Includes 3,265,000 shares of Common Stock issuable upon exercise of options.

(5)	Includes 2,170,000 shares of Common Stock issuable upon exercise of options.

(6)	Includes 525,000 shares of Common Stock issuable upon exercise of options.

(7)	Includes 380,000 shares of Common Stock issuable upon exercise of options.

(8)	Includes 410,000 shares of Common Stock issuable upon exercise of options.

(9)	Represents shares of Common Stock issuable upon exercise of options

(10)	Includes 11,907,025 shares of Common Stock issuable upon exercise of options and warrants.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth the aggregate compensation paid or accrued by the Company during the fiscal years ended December 31, 2007 and 2006, to the Company’s principal executive officer and two other most highly compensated executive officers whose annual compensation exceeded $100,000 in fiscal 2007 (the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Option Awards (1) ($)	Nonequity Incentive Plan Compensation (2) ($)	All Other Compensation (3) ($)	Total ($)
Robert P. Hickey	2007	300,000	340,000	38,000	14,100	692,100
President, CEO & CFO	2006	285,000	321,000	45,000	5,300	656,300

Eli Pines, Ph. D.	2007	225,000	226,000	23,000	5,000	479,000
Vice President and	2006	212,000	227,000	25,000	-	464,000
Chief Scientific Officer

Marc R. Sportsman (4)	2007	160,000	66,000	-	12,000	238,000
Vice President of Sales	2006	-	-	-	-	-

(1)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of stock options granted in 2007 and prior fiscal years to each of the Named Executive Officers, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2007 grants, refer to Note F [3] of the Company’s financial statements in the Form 10-KSB for the year ended December 31, 2007, as filed with the SEC. For information on the valuation assumptions with respect to grants made prior to 2007, refer to Note F [3] of the Company’s financial statements in the Form 10-KSB for the year ended December 31, 2006 and refer to Note B [7] in the Company’s financial statements in the Form 10-KSB for the year ended December 31, 2005. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the Named Executive Officers. In February 2007, Mr. Hickey was granted options to purchase an aggregate of 200,000 shares and Dr. Pines was granted options to purchase an aggregate of 130,000 shares. These options vest and become exercisable in two equal annual installments beginning on the grant date, are exercisable at $0.80 per share, the fair market value of the Common Stock on the date of grant, and expire ten years from the grant date. In February 2007, Mr. Hickey was granted options to purchase an aggregate of 250,000 shares and Dr. Pines was granted options to purchase an aggregate of 100,000 shares the vesting of both option grants to be determined by the Compensation Committee based on the achievement of certain agreed-upon performance goals. The options are fully exercisable as of the vesting date, are exercisable at $0.80 per share, the fair value of the common stock on the date of grant, and expire ten years from the grant date. The Compensation Committee determined that 50,000 of both Mr. Hickey’s and Dr. Pines’ incentive options vested with the balances being forfeited. In May 2007, Mr. Sportsman was granted options to purchase an aggregate of 300,000 shares which vest and become exercisable in four equal annual installments beginning on the grant date, are exercisable at $0.98 per share, the fair market value of the Common Stock on the date of grant, and expire ten years from the grant date.

(2)
These amounts result from a performance-based bonus arrangement administered by the Compensation Committee of our Board of Directors and are determined and paid at the beginning of the indicated year based on the Named Executive Officer’s degree of achievement of agreed-upon performance goals for the prior year. In the beginning of 2007, the Company elected to adjust its period for measurement of bonus performance to the Company’s fiscal year from the previous method of using an annual period determined by the dates of the annual shareholders meetings. As a result, 2007 bonus amounts reflect a prorated portion of the amount budgeted for the 2006/2007 twelve month period.

(3)
This column reports the total amount of other compensation provided, no item of which individually exceeded the greater of $25,000 or 10% of the total amount of such other compensation for the Named Executive Officer. Other compensation provided in 2007 was comprised of Company contributions to the 401(k) Plan, auto allowance (Mr. Sportsman only) and life insurance premiums (Mr. Hickey only). In 2006, the amount listed reflects the dollar value of life insurance premiums paid by the Company.

(4)	Mr. Sportsman joined the Company effective May 1, 2007, at an annual base salary of $240,000.

In April 2007, our Board of Directors approved a performance-based bonus arrangement for Mr. Robert Hickey and Dr. Eli Pines. Under the arrangement, Mr. Hickey would be entitled to a maximum cash bonus equal to $100,000 and Dr. Pines would be entitled to a maximum cash bonus equal to $60,000 for calendar year 2007, in each case subject to satisfaction of specific performance criteria. Criteria applicable to Mr. Hickey’s bonus include regulatory and sales and marketing activities related to REPEL-CV, financing and investor relations activities and product and business development activities. Criteria applicable to Dr. Pines’ bonus include REPEL-CV regulatory activities and product development. A $75,000 target bonus for 2007 was set for Mr. Sportsman at the time he was hired in May 2007 (subject to proration for the portion of the year employed). Criteria applicable to Mr. Sportsman’s bonus include activities associated with the planned US launch of REPEL-CV. In January 2008, our Board of Directors awarded performance-based bonuses for calendar year 2007 of $75,000 to Mr. Hickey and $45,000 to Dr. Pines and a bonus of $45,000 to Mr. Sportsman (reflecting for Mr. Sportsman a proration for the portion of calendar 2007 he was employed by the Company).

In April 2007, with the approval of the Compensation Committee of the Board of Directors, we amended existing stock option agreements covering 25,148 shares for Mr. Hickey and 50,000 shares for Dr. Pines, in each case scheduled to expire during May 2007. The agreements were amended to include a cashless exercise feature, in consideration for which the holders agreed to a one-year vesting restriction on the underlying shares.

In January 2008, the Company’s Board of Directors granted options to purchase shares of common stock under our 2006 Stock Option Plan, exercisable at $.41 per share, the fair market value on the date of grant, to our executive officers: Mr. Hickey - options to purchase 100,000 shares, Dr. Pines - options to purchase 60,000 shares and Mr. Sportsman- options to purchase 70,000 shares all of which vest over one year in two equal traunches and expire ten years from the date of grant. On the same date, options to purchase 30,000 shares were granted to Mr. Hickey in recognition of the completion of a financing in September 2007; these options replace an equal number of performance-based options originally granted to Mr. Hickey on February 16, 2007 that would have vested had the financing been completed earlier. These options are fully vested as of the grant date, are exercisable at $0.80 per share, the fair market value as of the original grant date and expire ten years from the original grant date.

In January 2008, based on the recommendation of the Compensation Committee of our Board of Directors, our Board of Directors approved a performance-based bonus arrangement for Mr. Robert Hickey, Dr. Eli Pines and Mr. Sportsman. Under the arrangement, Mr. Hickey would be entitled to a maximum cash bonus equal to $100,000, Dr. Pines would be entitled to a maximum cash bonus equal to $60,000 and Mr. Sportsman would be entitled to a maximum cash bonus equal to $75,000 for calendar year 2008, in each case subject to satisfaction of specific performance criteria. In February 2008, the Compensation Committee of our Board of Directors granted performance-vested options under our 2006 Stock Option Plan to our executive officers: Mr. Hickey - options to purchase an aggregate of 250,000 shares, Dr. Pines - options to purchase an aggregate of 120,000 shares and Mr. Sportsman - options to purchase an aggregate of 130,000 shares. These options will vest based upon the level of satisfaction of the 2008 performance criteria approved by the Compensation Committee for each executive officer, are exercisable at $0.43 per share, the fair market value on the date the 2008 performance criteria were approved by the Compensation Committee, and expire ten years from the date of the grant.

The following table sets forth certain information with respect to all outstanding equity awards as of December 31, 2007 to the Named Executive Officers.

Outstanding Equity Awards at Fiscal Year-End for 2007

Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)Unexercisable	Options Exercise Price ($)	Option Expiration Date
Robert P. Hickey	500,000	-	0.12	3/21/2009
	500,000	-	0.12	3/21/2010
	500,000	-	0.12	3/21/2011
	250,000	-	0.43	4/23/2011
	200,000	-	0.45	5/24/2011
	200,000	-	0.55	5/24/2012
	200,000	-	0.65	5/24/2013
	166,667	-	0.36	4/22/2012
	166,667	-	0.36	4/22/2013
	250,000	-	0.80	4/25/2016
	166,666	-	0.36	4/22/2014
	250,000	-	0.80	4/25/2016
	100,000	-	0.80	2/16/2017
	50,000	-	0.80	2/16/2017
		100,000	0.80	2/16/2017
	3,500,000	100,000

Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Options Exercise Price ($)	Option Expiration Date
Eli Pines, PhD	233,334	-	0.12	3/21/2009
	233,333	-	0.12	3/21/2010
	233,333	-	0.12	3/21/2011
	100,000	-	0.43	4/23/2011
	200,000	-	0.45	5/24/2011
	200,000	-	0.55	5/24/2012
	200,000	-	0.65	5/24/2013
	76,667	-	0.36	4/22/2012
	76,667	-	0.36	4/22/2013
	165,000	-	0.80	4/25/2016
	76,666	-	0.36	4/22/2014
	165,000	-	0.80	4/25/2016
	65,000	-	0.80	2/16/2017
	50,000	-	0.80	2/16/2017
		65,000	0.80	2/16/2017
	2,075,000	65,000

Marc R. Sportsman	75,000	-	0.98	5/15/2017
		75,000	0.98	5/15/2017
		75,000	0.98	5/15/2017
		75,000	0.98	5/15/2017
	75,000	225,000

Employment and Related Agreements

We have entered into employment agreements and change of control agreements with our executive officers, Mr. Robert Hickey, Dr. Eli Pines and Mr. Marc Sportsman. Mr. Hickey serves as our President, CEO and CFO and as a member of our Board of Directors, Dr. Pines serves as our Vice President of Research and Chief Scientific Officer and Mr. Sportsman serves as our Vice President of Sales.

Employment Agreements

The employment agreements have an initial term of three years from March 1, 2006 for Dr. Pines, May 29, 2006 for Mr. Hickey and. May 1, 2007 for Mr. Sportsman. The agreements are subject to automatic renewal thereafter for one-year periods absent six months prior written notice. Dr. Pines is currently entitled to an annual base salary of $236,250, Mr. Hickey is currently entitled to an annual base salary of $315,000 and Mr. Sportsman is currently entitled to an annual base salary of $248,400 which, in each instance, are subject to annual cost of living increases and such bonuses and stock options as the Board of Directors shall determine. The present base salary levels became effective January 1, 2008. The executives have the right to participate in, to the extent otherwise eligible under the terms thereof, the benefit plans and programs, including medical and savings and retirement plans, and receive the benefits and perquisites generally provided to employees of the same level and responsibility. Each executive is entitled to agreed-upon vacation. We are required to obtain life insurance coverage on the life and for the benefit of Mr. Hickey in an amount equal to a multiple of his base salary then in effect.

If any of the executives dies, is terminated for “Cause”, voluntarily resigns other than for “Good Reason”, as such terms are defined in the agreement, or is unable to perform his duties on account of death or disability and the agreement is terminated, he or his legal representative shall receive from the Company the base salary which would otherwise be due to the date when termination of employment occurred. Under certain circumstances, we may become obligated to pay severance to the executives under the employment agreements. These circumstances include (i) our failure to renew the agreement at the expiration of the term, (ii) our termination of executive's employment without “Cause” and (iii) executive's resignation for "Good Reason". The severance obligation is equal to 12 months of base salary for Mr. Hickey and six months of base salary for Dr. Pines and Mr. Sportsman. The severance obligation also includes the cost of premiums for health insurance benefits that the executive would otherwise have been entitled to receive during such period following termination of employment. Each employment agreement contains confidentiality, ownership of intellectual property, non-compete and non-solicitation provisions.

Change of Control Agreements

We entered into change of control agreements with each of Mr. Hickey and Dr. Pines, each effective in June 2006, and with Mr. Sportsman, effective May 2007. The agreements are designed to help ensure that our company will have the benefit of the continued services and dedication of these executives, notwithstanding the possibility, threat or occurrence of a change of control. Under these agreements, and subject to the terms thereof, the executives will be entitled to certain payments and other benefits in the event their employment is terminated or they resign for "Good Reason" in connection with a "Change of Control" of our company, as those terms are defined in the agreements. Subject to the terms of the agreements, these benefits and payments generally include (i) accelerated option vesting, (ii) extended option exercisability notwithstanding termination of employment, (iii) continued entitlement to participate in group health plans for a period of one year following termination of employment at the same cost rate charged to then-current employees and (iv) payment to the executive by our company in 12 equal monthly installments of (A) a multiple of the executive's highest base salary in effect during the one-year preceding termination of employment and (B) the greater of the previous year's annual bonus received by the executive or the executive's current year target annual bonus. For Mr. Hickey, the multiple is 200% and for Dr. Pines and Mr. Sportsman, the multiple is 150%. Severance payments under the employment agreements will reduce the severance payment obligations under the change of control agreements.

Director Compensation

 In April 2007, the Board of Directors modified the existing arrangements for compensation of our non-employee directors by eliminating the annual 10,000 share option grant for committee and Board chairs and increasing the annual cash component. Under the new arrangement, each of our non-employee directors is entitled to receive, as full compensation for service as a director, including service on any committee of the Board of Directors:

•
Annual cash compensation of $15,000 plus an additional $5,000 for each committee chair and $10,000 for the Chairman of the Board (who shall not be entitled to separate compensation as a committee chair). The cash component is payable in quarterly installments.

•
An annual option grant under our existing option plan(s) to purchase 65,000 shares of common stock. The options, which the Board shall endeavor to grant at each annual meeting of the Board of Directors, shall have an exercise price equal to the fair market value on the date of grant, shall be vested in full immediately upon grant and shall expire ten years from the grant date.

We reimburse all directors, including employee directors, for reasonable expenses incurred by them in acting as a director or as a member of any committee of the Board.

The following table sets forth certain information with respect to total compensation earned by all members of the Board of Directors during the year ended December 31, 2007, other than Mr. Hickey whose compensation is disclosed in the Summary Compensation Table above. Mr. Hickey does not receive additional compensation in his role as a director.

Director Compensation for 2007

Name	Fee Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
David G.P. Allan	17,500	50,000	67,500

Barry R. Frankel	17,500	50,000	67,500

Richard L. Franklin, MD	21,250	50,000	71,250

Joerg Gruber	11,250	50,000	61,250

Walter R. Maupay, Jr.	17,500	50,000	67,500

(1)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of stock options granted to the directors in 2007, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2007 grants, refer to Note 3 of the Company’s financial statements in the Form 10-KSB for the year ended December 31, 2007, as filed with the SEC. The following directors listed in the table have outstanding option awards at 2007 fiscal year-end: Mr. Allan (380,000 shares), Mr. Frankel (410,000 shares), Dr. Franklin (3,265,000 shares), Mr. Gruber (65,000) and Mr. Maupay (525,000 shares). All of the above listed option awards are fully vested.

Securities Authorized For Issuance Under Equity Compensation Plans

 The following table summarizes, as of December 31, 2007, certain information concerning equity compensation plans for employees and directors of and consultants to the Company:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans
approved by security holders	2,790,000	$0.85	2,210,000
Equity compensation plans not
approved by security holders	10,082,000	$0.27	82,148

Total	12,872,000	$0.40	2,292,148

215,000 fully vested options have been granted to three individuals pursuant to our 2000 Non-Qualified Stock Option Plan at exercise prices ranging from $0.36 to $0.80 per share and with termination dates ranging from April 22, 2012 to February 16, 2017. None of these options were granted to Company directors or officers.

9,797,000 options have been granted to thirteen individuals pursuant to our 2001 Non-Qualified Stock Option Plan at exercise prices ranging from $0.09 to $0.80 per share and with termination dates ranging from June 6, 2008 to February 16, 2017. Of the total options issued, 9,587,000 are vested, 50,000 vest upon PMA approval for REPEL-CV, 50,000 vest upon IND approval for a drug delivery product, 50,000 vest upon an IDE submission of a gynecological anti-adhesion product, 50,000 vest upon the PMA submission of a gynecological anti-adhesion product and 10,000 vest on February 16, 2008. Of these, the Company granted options to directors and officers as follows: 2,850,000 shares to Mr. Hickey, 1,630,000 shares to Dr. Pines, 250,000 shares to Mr. Allan, 270,000 shares to Mr. Frankel, 3,125,000 shares to Dr. Franklin and 385,000 shares to Mr. Maupay.

1,260,000 fully vested, non-qualified options have been granted to eight individuals pursuant to our 2006 Stock Option Plan at exercise prices ranging from $0.80 to $0.85 per share and with termination dates ranging from April 25, 2016 to April 23, 2017. Of these, the Company granted options to directors and officers as follows: 375,000 shares to Mr. Hickey, 145,000 shares to Dr. Pines, 130,000 shares to Mr. Allan, 140,000 shares to Mr. Frankel, 140,000 shares to Dr. Franklin, 65,000 to Mr. Gruber and 140,000 shares to Mr. Maupay.

1,530,000 incentive options have been granted to five individuals pursuant to our 2006 Stock Option Plan at exercise prices ranging from $0.80 to $1.16 per share and with termination dates ranging from April 25, 2016 to May 15, 2017. Of the total options issued, 1,002,500 are vested, 377,500 vest during 2008, 75,000 vest during 2009 and 75,000 vest during 2010. Of these, the Company granted options to directors and officers as follows: 375,000 shares to Mr. Hickey, 365,000 shares to Dr. Pines and 300,000 shares to Mr. Sportsman.

70,000 options have been granted to two individuals pursuant to other agreements at an exercise price of $2.00 per share of which 35,000 vest upon PMA approval for REPEL-CV and 35,000 vest upon the first anniversary of the PMA approval for REPEL-CV and have a termination date of five years from the date of PMA approval for REPEL-CV. None of these options were granted to directors or officers.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

The Audit Committee is comprised of two directors, both of whom are independent within the meaning of the rules of the Nasdaq Stock Market, and it operates under a written charter adopted by the Board of Directors. The Audit Committee reviews and reassesses the adequacy of its charter on an annual basis. A copy of the Audit Committee’s charter was appended to the Company’s proxy statement for its 2007 Annual Meeting of Stockholders. The charter is not included on the Company’s website.

The primary focus of the Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the financial statements in accordance with auditing standards generally accepted in the United States of America.

The Audit Committee serves an oversight role to the Board of Directors in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters. The Audit Committee members are not professional auditors and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm nor can the Audit Committee certify that the independent registered public accounting firm is “independent” under applicable laws.

In this context, the Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the fiscal year ended December 31, 2007. Management represented to the Audit Committee that said financial statements were prepared in accordance with generally accepted accounting principles, which was affirmed by the Company’s independent registered public accounting firm, Eisner LLP. The Audit Committee has discussed with Eisner LLP matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committee.”

The Audit Committee has received and reviewed the written disclosures and the letter from Eisner LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discussed with Eisner LLP the firm’s independence.

Based on the aforementioned actions, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007, as filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Company’s Board of Directors:

David G.P. Allan, Chairman
Richard L. Franklin, MD

Audit and Other Fees

The following table summarizes fees billed to the Company by Eisner LLP for 2007 and 2006:

	2007	2006
Audit Fees	$97,000	$74,000
Audit-related Fees	-	-
Tax Fees	-	-
Other Fees	-	-

Audit fees include fees for the annual audit and review of financial statements included in that year’s Form 10-QSB filings, as well as fees for any other services normally provided by the principal accountant in connection with statutory or regulatory filings, including SEC filings, or engagements.

The Audit Committee’s current policy is to pre-approve all audit and non-audit services that are to be performed and fees to be charged by our independent auditor to assure that the provision of these services does not impair the independence of the auditor.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In August and September 2007, we sold an aggregate of 3,000,000 shares of Common Stock at a purchase price of $1.00 per share in a private placement, resulting in gross cash proceeds of $3,000,000. The private placement occurred in two closings, the first on August 14, 2007 for total proceeds of $2,800,000 and the second on September 7, 2007 for $200,000. In connection with the financing, we paid a placement agent a commission of $210,000 in cash, representing 7% of the proceeds raised by the agent, and issued to or at the direction of the placement agent warrants to purchase an aggregate of 210,000 shares of Common Stock, representing 7% of the number of shares sold by the agent in the financing. The warrants are exercisable at an exercise price equal to $1.10 per share at any time until August 13, 2011. We incurred certain financing-related expenses including legal fees totaling $93,000. In connection with the financing, we entered into subscription agreements and an investor rights agreement with the investors, as well as an agency agreement with the placement agent. One of our directors, Mr. Joerg Gruber, is Chairman and a director of the placement agent. Pursuant to the investor rights agreement, we filed a registration statement with the United States Securities and Exchange Commission covering resale of the securities sold in the private placement. The registration statement has been declared effective.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that all reports required to be filed during 2007 by our executive officers, directors and beneficial owners of 10% or more of the Company’s Common Stock, pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, were timely filed, except that one report covering one transaction was filed late on behalf of Mr. Maupay and two reports covering two transactions were filed late on behalf of Mr. Gruber.

PROPOSAL NO.2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has recommended, and the Board of Directors has approved, the reappointment of Eisner LLP as our independent registered public accounting firm to audit our financial statements for the current fiscal year. We have requested that a representative of Eisner LLP attend the Meeting. Such representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions of stockholders.

OTHER MATTERS

The Board of Directors is not aware of any matters not set forth herein that may come before the Meeting. If, however, further business properly comes before the Meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment.

STOCKHOLDER PROPOSALS AND COMMUNICATIONS

Proposals for the 2009 Annual Meeting of Stockholders

Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the Commission. To be considered for inclusion in the proxy statement and form of proxy relating to the 2009 Annual Meeting of Stockholders, we must receive such proposals not later than November 13, 2008. Proposals should be directed to the attention of the Secretary of the Company.

Communications with the Board of Directors

The Board of Directors provides a process for stockholders to send communications to the Board or any of the directors. Stockholders may send written communications to the Board or any of the directors c/o Secretary, SyntheMed, Inc., 200 Middlesex Essex Turnpike, Suite 210, Iselin, New Jersey 08830. All communications will be collected and submitted to the Board or the individual directors on a periodic basis.

ANNUAL REPORT

Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 accompanies this Proxy Statement. The Annual Report on Form 10-KSB does not constitute a part of the proxy soliciting material.

ETHICS CODE

We have adopted a Code of Business Conduct applicable to its employees, officers and directors. The Code is intended to comply with requirements of the Securities and Exchange Commission’s rules. Copies of the Code may be obtained by stockholders, free of charge, by mailing a request to our Secretary.

ELECTRONIC ACCESS TO PROXY MATERIALS AND ANNUAL REPORTS

Most shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Choosing this option will save the Company the cost of producing and mailing these materials. If you hold your shares through a bank, broker or other nominee, please refer to the information provided by the institution that holds your shares and follow that institution's instructions on how to elect to view future proxy statements and annual reports over the Internet. If you choose to view future proxy statements and annual reports over the Internet, next year you will receive an e-mail with instructions on how to view those materials and vote. Your election will remain in effect until you revoke it. Record shareholders are not yet able to elect this option.

By order of the Board of Directors,
Richard L. Franklin, MD
Chairman

Dated: March 21, 2008

Appendix A

SYNTHEMED, INC.
CHARTER OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
OF THE BOARD OF DIRECTORS

1. General Purpose. The general purpose of the Committee is to discharge the responsibilities described below relating to (i) Board composition, (ii) corporate governance and (iii) performance evaluation of the Board and management.

2. Responsibilities Relating to Board Composition

2.1. The Committee's responsibilities shall be to:

•	develop criteria for evaluating prospective candidates to the Board;

•	identify individuals qualified to become board members; and

•
recommend to the Board, after receiving input from the Chairman and the CEO, those individuals that should be nominees for election or re-election to the board or otherwise appointed to the board (with authority for final approval remaining with the board).

2.2. The Committee shall have sole authority to (i) retain and terminate any search firm to be used to identify director candidates and (ii) approve the search firm's fees and other retention terms.

2.3. The recommendation of the Committee shall not be required for directors that are elected by holders of the Company's preferred stock, if any, voting as a separate class, and nothing in this Charter shall limit any rights that holders of any class of preferred stock may have to designate or elect directors voting as a separate class.

3. Responsibilities Relating to Corporate Governance

3.1. The Committee shall be responsible for taking a leadership role in shaping the corporate governance of the Company. As part of this responsibility, the Committee shall develop, and recommend to the Board, corporate governance guidelines for the Company.

3.2. The corporate governance guidelines should cover such areas as the Committee deems appropriate including, by way of example, (i) director qualification and independence standards, (ii) director responsibilities, (iii) director access to management and, as necessary and appropriate, independent advisors, (iv) director orientation and continuing education, (v) management succession, (vi) annual self evaluation of the board, (vii) evaluation of management, (viii) determination of conflicts of interest and (ix) such other matters as may be required by the rules of any stock exchange or association on which the Company’s securities may be traded or quoted .

4. Responsibilities Relating to Board and Management Evaluation. The Committee shall oversee the evaluation processes for the board and management that are required by the Company's corporate governance guidelines.

5. Other Responsibilities. In addition to the authority and responsibilities described herein, the Committee shall have such other authority and responsibility as the board from time to time may delegate to it by resolution.

6. Composition and Operation of the Committee

6.1. The Committee shall be comprised of two or more directors appointed by the Board. A majority of the members of the Committee must be "independent" within the meaning of the rules of The NASDAQ Stock Market or any other association or exchange on which the Company’s securities are quoted or listed for trading. The Board may appoint one member of the Committee to serve as Chairman of the Committee.

6.2. Any member of the Committee may be removed by the Board, with or without cause, at any time.

6.3. At all meetings of the Committee, a majority of the entire Committee shall be necessary and sufficient to constitute a quorum for the transaction of business.

6.4. The vote of a majority of the Committee members present at a meeting at which a quorum is present shall be the act of the Committee. The Committee may also act by unanimous written consent as provided in the Company's by-laws.

6.5. Regular meetings of the Committee may be held without notice at such time and at such place as may from time to time be determined by the Committee. Special meetings of the Committee may be called by any member of the Committee. Notice for Committee meetings, when required, shall be given in the same manner as notice for a Board meeting.

6.6. Meetings of the Committee shall be presided over by the Chairman of the Committee, if any, or in the absence of a Chairman by a chairman chosen at the meeting.

6.7. The Committee shall record minutes of each of its meetings.

6.8. The Committee shall make regular reports to the board on its activities. These reports may be made orally or in writing or by providing copies of relevant minutes.

6.9. The Committee may form, and delegate any of its responsibilities to, a subcommittee so long as such subcommittee is solely comprised of members of the Committee. The requirements for action by a subcommittee shall, except as otherwise provided by act of the Committee, be the same as applicable to the Committee.

6.10 The Committee shall, on an annual basis, consider whether it should take steps to improve the effectiveness of the Committee, review this charter and improve the effectiveness of the Board.

SYNTHEMED, INC.

200 Middlesex Essex Turnpike, Suite 210

Iselin, NJ 08830

This Proxy is solicited on Behalf of the Board of Directors

The undersigned hereby appoints Robert Hickey and Eli Pines, PhD, and each of them, (with full power to act without the other), as proxies with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders to be held at the offices of Eisner LLP, 750 Third Ave., New York, NY 10017 on Friday, April 25, 2008 at 9:00 a.m. and at any adjournment thereof, and to vote the shares of Common Stock the undersigned would be entitled to vote if personally present, as indicated on the reverse side:

(CONTINUED, AND TO BE SIGNED ON REVERSE SIDE)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

SYNTHEMED, INC.

April 25, 2008

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20630000000000000000 6 042508

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ David G.P. Allan
- ○ Barry R. Frankel
- ○ Richard L. Franklin, MD
- ○ Joerg Gruber
- ○ Robert P. Hickey
- ○ Walter R. Maupay, Jr.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

3. In their discretion, the proxies are authorized to vote upon such business as may properly come before the Meeting.

The Shares represented by this proxy will be voted as directed. If no contrary instruction is given, the shares will be voted FOR the election of the nominees and FOR Proposal 2. On any other matters that may come before the Meeting the proxy will be voted in the discretion of the above-named persons.

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.